Exhibit 99.1

FOR IMMEDIATE RELEASE

VAALCO ENERGY ANNOUNCES ENTERING INTO THE SUBSEQUENT EXPLORATION PHASE ON BLOCK 5 OFFSHORE ANGOLA

HOUSTON, TEXAS – October 24, 2014 – VAALCO Energy, Inc. (NYSE: EGY) today announced that the Company has entered into the Subsequent Exploration Phase ( “SEP”) on Block 5 offshore Angola together with its working interest partner, Sonangol P&P, as provided for in the Production Sharing Agreement signed in 2006 with the Republic of Angola.

The SEP extends the exploration license for an additional three year period such that the new expiry date for exploration activities is November 30, 2017.  The SEP requires the Company and its partner to acquire a 3D seismic program covering six hundred square kilometers and to drill two additional exploration wells.  The seismic obligation has been satisfied with a seismic program already completed covering 1,058 square kilometers over the outboard portion of the block.

By entering the SEP, the Company is now required to drill a total of four exploration wells during the exploration extension period.  The four well obligation includes the two well commitment under the primary exploration period that carries over to the SEP period.  A ten million dollar assessment (five million dollars net to VAALCO) applies to each of the four commitment exploration wells, if any, that remain undrilled at the end of the exploration period in 2017.

As previously announced, the Company has contracted for the Transocean “Celtic Sea” semi-submersible rig to drill the first exploration well, the post-salt, Kindele-1 well.  The Kindele well is targeting the Mucanzo sand (Pinda group) with a planned total depth of 2,250 meters in a water depth of 101 meters.  Gross unrisked recoverable resources are estimated to be between 20-49 million barrels.   The rig is currently estimated to be on location in mid-December 2014.

The decision to enter the SEP was made in part to remove uncertainty that the primary term of the exploration license would be extended by the Republic of Angola before the November 30, 2014 expiration date.

Steve Guidry, Chairman and CEO, commented, “We believe entering into the SEP is a sound strategy for the Company.  Although the SEP comes with additional commitments, we believe this is a coveted block with potential in the deep syn-rift and sag play.  The SEP allows VAALCO and its partner to properly assess the results of the current seismic reprocessing that is being merged with previously licensed seismic data through pre-stack depth migration.  This will help us determine the best opportunities in the pre-salt horizons.  The action we took to enter into the SEP removes the uncertainty of an exploration license extension and allows us to focus on our exploration activities on the block.”

Forward-Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for future drilling, completion and other operations and activities.  All statements included in this document that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include expected capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties, acquisition opportunities and reserve growth.  These statements are based on assumptions made by VAALCO based on its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, inflation, general economic conditions, oil and gas price volatility, the Company's success in discovering, developing and producing reserves,  lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks, and regulatory changes.  These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2013 and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 300, Houston, Texas 77027, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.   VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil.  VAALCO's strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities.  The company's properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Investor Contact Gregory R. Hullinger Chief Financial Officer 713-623-0801	Media Contact Tim Lynch / Jed Repko Joele Frank, Wilkinson Brimmer Katcher 212-355-4449